As filed with the Securities and Exchange Commission on May 19, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

County Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Wisconsin	39-1850431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2400 S. 44th Street

Manitowoc, Wisconsin 54221

(Address of principal executive offices) (zip code)

County Bancorp, Inc. 2021 Long-Term Incentive Plan

(Full Title of the Plan)

Timothy J. Schneider

President

2400 S. 44th Street

Manitowoc, Wisconsin 54221

(920) 686-9998

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert M. Fleetwood, Esq.

Emily N. Henkel, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 629-7329

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	280,000	$23.29	$6,521,200	$712

(1)

This registration statement on Form S-8 (this “Registration Statement”) covers: (i) shares of common stock, par value $0.01 per share (the “Common Stock”), of County Bancorp, Inc. (the “Registrant”) issuable pursuant to the County Bancorp, Inc. 2021 Long-Term Incentive Plan (the “Plan”); and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional securities that may become issuable in connection with the terms of the Plan that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on May 13, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the respective participants in the Plan as required by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on March 12, 2021;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 filed with the Commission on May 7, 2021;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 11, 2021, February 17, 2021, March 31, 2021, and April 22, 2021 (related to Item 5.02 disclosure); and

(d)	The description of the Registrant’s common stock contained in Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K filed on March 13, 2020.

Each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date of filing of such document or report; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus which is a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Wisconsin Law. Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (“WBCL”) require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person because he or she is a director or officer of the corporation. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses, including fees, costs, charges, disbursements, attorney fees and other expenses incurred in connection with a proceeding. However, such indemnification is not required in those cases in which liability was incurred as a result of the breach or failure to perform a duty that the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

An officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by a majority vote of a quorum of the disinterested members of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by an affirmative vote of disinterested shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or bylaws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by a resolution adopted, after notice, by a majority of all of the corporation’s voting shares then issued and outstanding.

Articles of Incorporation. The Registrant’s Third Amended and Restated Articles of Incorporation provide for the mandatory indemnification of the Registrant’s directors and officers to the fullest extent permitted or required by Sections 180.0850 to 180.0859 of the WBCL.

Bylaws. As permitted by Section 180.0858 of the WBCL, the Registrant adopted indemnification provisions in its Third Amended and Restated Bylaws (“Bylaws”). The Bylaws contain provisions that are substantially similar to the statutory indemnification provisions of the WBCL. In particular, Article X of the Bylaws provides, among other things, that the Company will indemnify an officer or director, to the extent he or she has been successful on the merits or otherwise in the defense of proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the Registrant. The Bylaws further provide, among other things, that the Registrant shall indemnify a director or officer against all liabilities and expenses incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the Registrant, unless liability was incurred because the director or officer breached or failed to perform a duty he or she owes to the Registrant and the breach or failure to perform constitutes any of the following: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

The foregoing description of the Registrant’s Bylaws is qualified in its entirety by reference to such document, which is listed as Exhibit 4.2 hereto.

Liability Insurance. As permitted by Section 180.0857 of the WBCL, the Registrant has purchased director and officer liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EHIBIT INDEX

Exhibit Number	Description

4.1	Third Amended and Restated Articles of Incorporation of County Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 of County Bancorp, Inc.’s annual report on Form 10-K filed on March 15, 2018)

4.2	Third Amended and Restated Bylaws of County Bancorp, Inc. as of November 20, 2018 (Incorporated by reference to Exhibit 3.1 of County Bancorp, Inc.’s current report on Form 8-K filed on November 27, 2018)

4.3	Description of the Company’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (Incorporated by reference to Exhibit 4.3 to County Bancorp, Inc.’s annual report on Form 10-K filed on March 13, 2020)

4.4*	County Bancorp, Inc. 2021 Long-Term Incentive Plan

4.5*	Form of County Bancorp, Inc. 2021 Long-Term Incentive Plan Restricted Stock Award Agreement

4.6*	Form of County Bancorp, Inc. 2021 Long-Term Incentive Plan Restricted Stock Unit Award Agreement

4.7*	Form of County Bancorp, Inc. 2021 Long-Term Incentive Plan Director Restricted Stock Unit Award Agreement

4.8*	Form of County Bancorp, Inc. 2021 Long-Term Incentive Plan Deferred Restricted Stock Unit Award Agreement

4.9*	Form of County Bancorp, Inc. 2021 Long-Term Incentive Plan Director Deferred Restricted Stock Unit Award Agreement

4.10*	Form of County Bancorp, Inc. 2021 Long-Term Incentive Plan Incentive Stock Option Award Agreement

4.11*	Form of County Bancorp, Inc. 2021 Long-Term Incentive Plan Nonqualified Stock Option Award Agreement

4.12*	Form of County Bancorp, Inc. 2021 Long-Term Incentive Plan Stock Appreciation Right Award Agreement

5.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding legality of shares of County Bancorp, Inc. common stock

23.1*	Consent of Plante & Moran, PLLC

23.2*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP, special counsel to County Bancorp, Inc. (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page hereto)

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manitowoc, State of Wisconsin, on May 19, 2021.

COUNTY BANCORP, INC.

By:	/s/ Timothy J. Schneider
Timothy J. Schneider
President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Timothy J. Schneider and Glen L. Stiteley, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, to sign on his or her behalf, individually and in all capacities, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on May 19, 2021.

Signature	Title(s)

/s/ Timothy J. Schneider Timothy J. Schneider	President and Director (Principal Executive Officer)

/s/ Glen L. Stiteley Glen L. Stiteley	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Andrew J. Steimle Andrew J. Steimle	Chairman of the Board and Director

/s/ Mark R. Binversie Mark R. Binversie	Director

/s/ William C. Censky William C. Censky	Director

/s/ Lynn D. Davis Lynn D. Davis	Director

/s/ Jacob B. Eisen Jacob B. Eisen	Director

/s/ Robert E. Matzke Robert E. Matzke	Director

/s/ Wayne D. Mueller Wayne D. Mueller	Director

/s/ Patrick J. Roe Patrick J. Roe	Director

/s/ Vicki L. Tandeski Vicki L. Tandeski	Director

/s/ Gary J. Ziegelbauer Gary J. Ziegelbauer	Director